Exhibit 99.2

FOSSIL GROUP, INC. APPOINTS RANDY GREBEN AS CHIEF FINANCIAL OFFICER

RICHARDSON, Texas, March 12, 2025 – Fossil Group, Inc. (NASDAQ: FOSL) (“Fossil” or the “Company”) today announced the appointment of Randy Greben as Chief Financial Officer, effective March 17. He replaces Andrew Skobe, Interim Chief Financial Officer. The appointment reinforces Fossil Group’s continued commitment to building its leadership team to drive long-term profitable growth.

Greben will oversee Fossil Group’s global financial strategy, focusing on leading the organization’s financial turnaround and business transformation. With more than two decades of financial leadership experience, Greben brings a strong track record of business transformations – ranging from deep turnarounds to high-growth strategies for a number of leading consumer brands.

“For decades, Fossil Group and its iconic global brands have been part of the consumer experience,” said Greben. “I am thrilled to join the team at this pivotal time in the company’s turnaround to help advance their strategies and build long-term shareholder value.”

Greben most recently served as Chief Financial and Operating Officer at Casper Sleep, Inc., where he strengthened the balance sheet, led a successful sale process of the company’s Canada business, and significantly reduced overall costs. Previously, Greben was Chief Financial Officer and Treasurer of the meal kit company Blue Apron, where he led strategic actions including debt refinancings, capital raises, and significant governance changes. He joined Blue Apron after serving as Senior Vice President and Chief Financial Officer at apparel retailer ANN Inc. where he oversaw corporate and brand finance. He was responsible for several new business activations for the Ann Taylor, LOFT, and Lou & Grey brands. Earlier in his career, Greben served as Chief Financial Officer and General Manager at Quidsi, a subsidiary of Amazon.com and a business best known for its flagship websites Diapers.com, Soap.com, and Wag.com.

"We are thrilled to welcome Randy, who brings deep financial acumen and operating expertise to the Company,” said Chief Executive Officer Franco Fogliato. “Randy is a proven leader and change agent. His appointment will add tremendous value to our team as we pursue our turnaround plan and focus on value creation for all our stakeholders.”

To learn more about Fossil Group, visit FossilGroup.com.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, Emporio Armani, kate spade new york, Michael Kors and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories, and channels. Certain press releases and SEC filing information concerning the company are also available at www.fossilgroup.com.

Global Corporate Communications:
James Webb
Fossil Group
jwebb1@fossil.com

Investor Relations:
Christine Greany
The Blueshirt Group
christine@blueshirtgroup.com